Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

EXTENSION OF THE EXPIRATION TIME FOR THE TENDER OFFER FOR SHARES OF CDK GLOBAL, INC.

May 17, 2022 – Central Merger Sub Inc. (“Purchaser”), a wholly-owned subsidiary of Central Parent LLC (“Parent”), today announced the extension of the expiration time for the previously commenced cash tender offer by Purchaser to purchase any and all of the issued and outstanding shares of common stock of CDK Global, Inc. (“CDK Global”) to 5:00 P.M., New York City time, on Tuesday, July 5, 2022, unless further extended. The tender offer was previously scheduled to expire one minute after 11:59 P.M., New York City time, on Thursday, May 19, 2022. Purchaser and Parent are affiliates of Brookfield Capital Partners VI L.P. (“Brookfield”).

Computershare Trust Company, N.A., the depositary for the tender offer, has advised Brookfield that, as of 5:00 P.M., New York City time, on Monday, May 16, 2022, 5,579,055 shares of common stock of CDK Global, representing approximately 4.78% of the issued and outstanding CDK Global shares, were tendered pursuant to the tender offer. Stockholders who have already tendered their shares of common stock of CDK Global do not have to re-tender their shares or take any other actions as a result of the extension of the expiration of the tender offer.

Purchaser expects the tender offer will be consummated promptly following the expiration time for the tender offer (as hereby extended), subject to the satisfaction or waiver of the remaining conditions to the consummation of the tender offer set forth in the merger agreement.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them by telephone, toll-free, at (800) 322-2885.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

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For more information, please contact:

Investor Relations Alan Fleming Tel: +1 (416) 645 2736 Email: alan.fleming@brookfield.com	Media Sebastien Bouchard Tel: +1 (416) 943-7937 Email: sebastien.bouchard@brookfield.com

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CDK Global. Purchaser has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) containing an offer to purchase all of the outstanding shares of common stock of CDK Global for $54.87 per share, and CDK Global has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer is being made solely by means of the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the tender offer. CDK GLOBAL’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of CDK Global at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Free copies of these materials and certain other offering documents are available by directing requests for such materials to the information agent for the offer named in the Tender Offer Statement. Copies of the documents filed with the SEC by CDK Global are available under the “Investor Relations” section of CDK Global’s website at www.cdkglobal.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements which reflect management’s current views and estimates regarding the abilities of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the parties and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of CDK Global’s stockholders will tender their stock in the offer; the possibility of business disruptions due to transaction-related uncertainty; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the effects of the transaction on relationships with employees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions; transaction costs; actual or contingent liabilities; CDK Global’s success in obtaining, retaining and selling additional services to customers; the pricing of CDK Global’s products and services; auto sales and related industry changes; competitive conditions; changes in regulation; changes in technology, security breaches, interruptions, failures and other errors involving CDK Global’s systems; availability of skilled technical employees/labor/personnel; the impact of new acquisitions and divestitures; employment and wage levels; the onset of or developments in litigation involving contract, intellectual property, competition, and other matters, and governmental investigations; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in CDK Global’s periodic reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by CDK Global and the Schedule TO and related tender offer documents filed by Purchaser. All forward-looking statements are based on information currently available and the parties assume no obligation and disclaim any intent to update any such forward-looking statements.

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